PRICING SUPPLEMENT NO. 1 DATED SEPTEMBER 17, 2002                                                   FILED UNDER RULE 424(b)(3)
(TO PROSPECTUS DATED SEPTEMBER 13, 2002                                                                      FILE NO.333-90316
AND PROSPECTUS SUPPLEMENT DATED SEPTEMBER 13, 2002)


                                                  SLM CORPORATION
                                            Medium Term Notes, Series A
                                   Due 9 Months or Longer From the Date of Issue
--------------------------------------------- ----------------------------------------- --------------------------------------
Principal Amount:    $350,000,000             Floating Rate Notes:         |_|          Fixed Rate Notes:          |X|
--------------------------------------------- ----------------------------------------- --------------------------------------
Original Issue Date                           Closing Date:    September 20, 2002       CUSIP Number:     90390M AP5
of these Notes:      April 10, 2002
--------------------------------------------- ---------------------------- ------------ --------------------------------------
                                              Option to Extend             |X| No       Specified Currency:  U.S. Dollars
Maturity Date:       April 10, 2007           Maturity:
                                                                           |_| Yes
                                              If Yes, Final Maturity
                                              Date:
--------------------------------------------- ---------------------------- ------------ --------------------------------------

------------------------------------------------ -------------- ----------------------------------- --------------------------
Redeemable at the option of the Company:         |X| No         Redemption Price:                   Not Applicable.
------------------------------------------------ -------------- ----------------------------------- --------------------------
                                                 |_| Yes        Redemption Dates:                   Not Applicable.
------------------------------------------------ -------------- ----------------------------------- --------------------------
Repayment at the option of the Holder: :         |X| No         Repayment Price:                    Not Applicable.
------------------------------------------------ -------------- ----------------------------------- --------------------------
                                                 |_| Yes        Repayment Dates:                    Not Applicable.
------------------------------------------------ -------------- ----------------------------------- --------------------------

------------------------------------------------------------------------------------------------------------------------------
APPLICABLE TO FIXED RATE NOTES ONLY:
-------------------------------------------------------- ---------------------------------------------------------------------
  Interest Rate:   5.625%                                Interest Payment Dates:  Each April 10th and October 10th
                                                                                  during the term of the Notes, beginning
                                                                                  October 10, 2002, subject to following
                                                                                  business day convention.
-------------------------------------------------------- ---------------------------------------------------------------------
  Interest Accrual Method:   30/360                      Interest Periods:        From and including the Original Issue
                                                                                  Date, or the previous April 10th or
                                                                                  October 10th, as the case may be, to and
                                                                                  including the next succeeding October 9th
                                                                                  or April 9th, as the case may be, with
                                                                                  no adjustment to period end dates for
                                                                                  accrual purposes.
-------------------------------------------------------- ---------------------------------------------------------------------

The Medium Term Notes, Series A that we are offering by this pricing supplement are a further issuance of, are fungible with and are consolidated to form a single series with our 5.625% Fixed Rate Medium Term Notes, Series A due April 10, 2007 issued on April 10, 2002. The 5.625% Fixed Rate Medium Term Notes, Series A being offered by this pricing supplement will have the same CUSIP number and will trade interchangeably with the previously issued 5.625% Fixed Rate Medium Term Notes, Series A due April 10, 2007 immediately upon settlement. Currently, $850,000,000 aggregate principal amount of those notes are outstanding. This issuance will increase the aggregate principal amount of the outstanding 5.625% Fixed Rate Medium Term Notes, Series A due April 10, 2007 to $1,200,000,000.

                              ---------------------

                           Joint Book-Running Managers

     BANC OF AMERICA SECURITIES LLC              CREDIT SUISSE FIRST BOSTON

                             ----------------------

                                   Co-Managers
  ABN AMRO INCORPORATED
           BANC ONE CAPITAL MARKETS, INC.
                     BARCLAYS CAPITAL INC.
                                         JPMORGAN
                                                  MERRILL LYNCH & CO.
                                                          SALOMON SMITH BARNEY

                             -----------------------

                               September 17, 2002

Form:                Book-entry.

Denominations:       $1,000 minimum and integral multiples of $1,000 in excess thereof.

CUSIP:               90390M AP5

ISIN:                US90390M AP59

Listing:             None.

Trustee:             JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.

Agents:              The following agents are acting as underwriters in connection with this issuance:

                                 Agents                                         Principal Amount of Notes
                                 ------                                         -------------------------

                     Banc of America Securities LLC                                    $140,002,000
                     Credit Suisse First Boston Corporation                             140,002,000
                     ABN AMRO Incorporated                                               11,666,000
                     Banc One Capital Markets, Inc.                                      11,666,000
                     Barclays Capital Inc.                                               11,666,000
                     J.P. Morgan Securities Inc.                                         11,666,000
                     Merrill Lynch, Pierce, Fenner & Smith Incorporated                  11,666,000
                     Salomon Smith Barney Inc.                                           11,666,000
                                                                                       ------------
                                    Total                                              $350,000,000


Issue Price:         110.609% (which includes accrued interest).

Agents' Commission:  0.350%.

Net Proceeds:        $385,906,500.

Concession:          0.200%.

Reallowance:         0.150%.



  OBLIGATIONS OF SLM CORPORATION AND ANY SUBSIDIARY OF SLM CORPORATION ARE NOT
    GUARANTEED BY THE FULL FAITH AND CREDIT OF THE UNITED STATES OF AMERICA.
      NEITHER SLM CORPORATION NOR ANY SUBSIDIARY OF SLM CORPORATION (OTHER
       THAN STUDENT LOAN MARKETING ASSOCIATION) IS A GOVERNMENT-SPONSORED
        ENTERPRISE OR AN INSTRUMENTALITY OF THE UNITED STATES OF AMERICA.